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                                                                    EXHIBIT 99.1


     COTT ANNOUNCES PRICING ON PRIVATE OFFERING OF SENIOR SUBORDINATED NOTES
                       (ALL INFORMATION IN U.S. DOLLARS)

TORONTO, DECEMBER 20, 2001: Cott Corporation (NASDAQ:COTT; TSE:BCB) today announced pricing on the offering, in a private placement, by its wholly owned subsidiary, Cott Beverages Inc., of $275 million in senior subordinated notes. The notes, which are guaranteed on an unsecured senior subordinated basis by Cott Corporation and certain of its U.S. subsidiaries, will mature on December 15, 2011 and interest will accrue at an annual rate of 8%. Closing of this offering is expected to occur on or about December 21, 2001.


The company expects to use the net proceeds from this offering, together with borrowings of approximately $21 million under its senior secured revolving credit facility, to retire Cott Corporation 9.375% Senior Notes due 2005 and Cott Corporation 8.5% Senior Notes due 2007. The aggregate principal amounts are $152.4 million and $124.0 million, respectively, plus additional early call premiums amounting to $10.6 million.

The 8% Senior Subordinated Notes due 2011 are being offered in a private offering to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended, and to persons outside the United States under Regulation S of the Securities Act. These notes will not be registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities law. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these notes in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities law of any such state.

ABOUT COTT CORPORATION

Cott Corporation is the world's largest retailer brand soft drink supplier, with the leading take home carbonated soft drink market shares in this segment in its core markets of the U.S., Canada and the U.K.

SAFE HARBOR STATEMENTS

This press release contains forward-looking statements reflecting management's current expectations regarding future results of operations, economic performance, financial condition and achievements of the Company. Forward-looking statements, specifically those concerning future performance, are subject to certain risks and uncertainties, and actual results may differ materially. These risks and uncertainties are detailed from time to time in the Company's filings with the appropriate securities commissions, and include, without limitation, stability of procurement costs for raw and packaging materials, competitive activities by national, regional and retailer brand beverage manufacturers, the Company's ability to integrate acquired business into its operations, fluctuations in currency versus the U.S. dollar, the uncertainties of litigation, and retailers' continued commitment to their retailer brand beverage programs. The foregoing list of factors is not exhaustive.

COTT CORPORATION CONTACTS:

Media Relations:
Rod Jimenez       (416)203-5606

Investor Relations:
Edmund O'Keeffe  (416)203-5617